SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 13, 2000


                                  TEXOIL, INC.
        (Exact name of small business issuer as specified in its charter)

        NEVADA                      0-12633                    88-0177083
(State of Incorporation)    (Commission File Number)       (I.R.S. Employer
                                                          Identification No.)

                            110 Cypress Station Drive
                                    Suite 220
                              Houston, Texas 77090
                    (Address or principal executive offices)

                                 (281) 537-9920
                           (Issuer's telephone number)

                                (NOT APPLICABLE)
          (Former name or former address, if changed since last report)

Texoil - Page 2

ITEM 2.  ACQUISITION OF PRODUCING PROPERTIES
On October 13, 2000 the Company closed the acquisition, from EEX Operating, L.P. and EEX E&P Company, L.P., of working interests in producing gas and oil properties in South Texas, located primarily in Colorado and Goliad counties, for approximately $9.8 million, net of closing adjustments. The Company will operate a majority of these properties. The acquisition, which is effective July 1, 2000, adds approximately 17 billion cubic feet of gas and 126,000 barrels of associated oil and condensate to the Company's reserves and approximately 3.8 MMcf to its daily gas production. The addition of these properties increases the Company's total estimated proved reserves to approximately 95.3 Bcf of gas and
13.7 MMBbl of oil and condensate based on a reserve report prepared as of October 1, 2000 (adjusted on a pro-forma basis for the acquisition) on an SEC basis. The properties were purchased as proved producing assets with exploration and development potential. Texoil also acquired certain 2D and 3D seismic data and undeveloped acreage. The transaction was financed entirely with bank debt under an existing credit agreement. Participating banks are Comerica Bank - Texas and First Union National Bank.

This Form 8-K contains forward-looking statements within the meaning of Section 27A of The Securities Act of 1933 and Section 21E of The Securities Act of 1934. Texoil believes that its expectations are based on reasonable business assumptions, however, no assurance can be given that the Company's goals will be achieved.



ITEM 7.FINANCIAL STATEMENTS AND EXHIBITS
       (a)   Financial statements of business acquired - Not Required

       (b)   Pro forma financial information - Not Required

       (c)   Exhibits - None

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.


DATE: October 24, 2000                   TEXOIL, INC.




                                         By: /s/ FRANK A. LODZINSKI
                                                 FRANK A. LODZINSKI
                                                 Chief Executive Officer and
                                                 President